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                                                                    EXHIBIT 99.1

                                                       W. BRIAN MCGOWAN
                                                       SVP, Administration


[GRACE LOGO OMITTED]
                                                       W. R. Grace & Co.
                                                       7500 Grace Drive
                                                       Columbia, MD  21044


March 17, 2003

         To:   Participants in the Grace Savings and Investment Plan

We are writing to announce a change to the Savings & Investment Plan (S&I Plan).

The Grace Stock Fund
--------------------

Over the last few years, in a variety of forums, the point has been made that the price of Grace stock no longer reflects the Company's solid operating results. Instead, the market has been reacting to a number of different issues. Principal among them is, most likely, the speculation surrounding the value of Grace's asbestos liabilities and its effect on the value of shareholders' equity in any Chapter 11 plan of reorganization.

As a result, Grace has made several important changes to the way Grace stock is handled within the S&I Plan. Specifically, in January 2001, Grace ceased automatically allocating the Company matching dollars to Grace stock within the Company Contribution Fund; and all restrictions regarding transferring assets out of the Company Contribution Fund were eliminated. In addition, the company match was increased to 100%.

We are now approaching a period when speculation regarding the value of Grace's asbestos liabilities (and other liabilities), and the possible provisions of a plan of reorganization (emergence), will likely increase. Such speculation is inevitable as we approach the March 31, 2003 bar date for filing all claims (except asbestos personal injury and Zonolite attic insulation claims). Also, court proceedings, discussions and other activities, which address the value of the liabilities and a plan of reorganization, are likely to become more intense and consume more time of the Grace Board of Directors and management.

Following a thorough discussion on this matter with the Grace Board and outside advisors, the Company has determined that it is necessary to implement another change regarding Grace stock within the S&I Plan, which will further limit the participants' exposure to such speculation.

Effective April 21, 2003, participants in the Plan will not be allowed to make transfers of assets from other S&I Plan Funds into the Grace Stock Fund.

Also, payroll contributions to the S&I Plan, which are currently directed to the Grace Stock Fund, will be automatically redirected to the Fixed Income Fund, effective for all salaried and hourly payroll periods that begin on or after April 16, 2003. If you prefer one of the other investment alternatives available in the Plan, you may make that change by calling Fidelity Investments at 1-800-835-5096 or by making your change on the Fidelity website at www.401k.com.


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As a reminder, if you wish to transfer existing balances out of the Grace Stock
Fund (or the Company Contribution Fund) into one of the other available investment Funds (either before or after April 21), you can do so by calling Fidelity Investments or using the web site.

Further Evaluation
------------------

We will continue to evaluate how best to manage the Grace Stock Fund and the Company Contribution Fund. One approach being seriously considered is the appointment of an independent non-Grace entity (known as an independent fiduciary) to directly manage these two Funds. Such an appointment would avoid any possible conflict of interest between Grace management's and the Grace Board's role in negotiating a plan of reorganization, and their role as fiduciaries of the Funds.

In addition, if the management of the stock Funds is transferred, the independent fiduciary would have the opportunity to be an advocate for the participants' interests in the Chapter 11 proceeding. For example, the independent fiduciary may request representation on the Official Equity Committee in Grace's Chapter 11 proceedings and have a direct voice in the development of the plan of reorganization - an option not available to the S&I participants or to Grace management. The independent fiduciary would perform its own analysis of the company's situation and the prospects for Grace's stock, which would include interviewing management, financial and investment professionals, and other stakeholders before determining whether to request joining this committee or whether any changes should be made with respect to the stock Funds. The independent fiduciary would have sole discretion, based on its analysis, to continue the Grace Stock Fund and Company Contribution Fund or to sell Grace shares within those Funds and transfer the proceeds to other Funds of your choice, or take other action.

Finally, as a general rule, if you have invested in the Grace Stock Fund or the Company Contribution Fund, you should evaluate the appropriateness of Grace stock in your investment portfolio, given market conditions, Grace's Chapter 11 status and your own personal risk tolerance. In this regard, please refer to the 2002 Grace Annual Report on Form 10-K, which was filed with the SEC last week. The 2002 Report is currently available through the Grace website (along with other investor information). The Grace website is www.Grace.com. To access the Reports, click on "Investor Information" at that website, then click on "SEC filings." The 2002 Annual Report will be mailed in April to S&I Plan participants who hold Grace stock.

We will promptly communicate to you any further changes to Grace's S&I Plan at the time such changes are adopted.


/s/ W Brian McGowan